Exhibit 24.1

****AUTHORIZED REPRESENTATIVE AND SERVICE AGENT****

September 27, 2018

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention:	Mr. Donald J. Puglisi Managing Director

RE:	Appointment as Authorized Representative in the United States and

Agent for Service of Process for VivoPower International PLC

Gentlemen:

Reference is made to the Registration Statement on Form S-8 under the Securities Act of 1933 (the "Act") relating to the registration of ordinary shares with a par value of $0.012 per share (the "Securities") of VivoPower International PLC (the "Company"). A draft copy of the Registration Statement has been furnished to you.

The Company hereby appoints you (with an office on the date hereof as indicated above) as authorized representative in the United States ("Authorized Representative") and agent for service of process (“Agent for Service of Process”) of the Company in connection with the Securities pursuant to the requirements of the Act. In consideration of your services as Authorized Representative, the Company agrees to pay to you a fee of $500.00 per annum plus reimbursement of expenses, upon request therefor and, in the case of disbursements, receipt of reasonable supporting documentation. In consideration of your services as Agent for Service of Process, the Company agrees to pay to you a fee of $100.00 per annum plus reimbursement of expenses, upon request therefor and, in the case of disbursements, receipt of reasonable supporting documentation. All fees and disbursements shall be paid to you net of all withholding or other taxes.

You hereby accept such appointment as Authorized Representative and Agent for Service of Process and agree that (i) the Company may terminate your agency hereunder at any time; (ii) you will not terminate your agency as such Authorized Representative without six (6) months prior written notice to the Company; (iii) during the term of your agency hereunder you will maintain an office in the United States and will give the undersigned prompt notice of any change of your address; (iv) you will perform your duties as Authorized Representative as necessary pursuant to the Act; (v) you will forward forthwith to the Company and Nicholas Olmsted or such other counsel as the Company shall designate in writing at the respective addresses specified below (or such other address as shall be notified to you in writing), by email transmission followed by courier delivery of hard copies if requested, copies of any document or other information that you may receive, and relay to each of them any other communication that you may receive pursuant to your agency hereunder, in connection with your appointment as Authorized Representative; (vi) you will retain in your files a copy of any such document or information; and (vii) you will keep all information which you receive with respect to the Company pursuant to your agency hereunder confidential, to the extent permitted by law.

The Company hereby agrees to indemnify you and hold you harmless against any and all losses, claims, damages liabilities or expenses arising out of or in connection with your appointment hereunder, and agrees to reimburse you, as incurred, for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such loss, claim, damage liability or expense, except insofar as any such loss, claim, damage, liability or expense arises out of your gross negligence or wilful misconduct.

All notices and other communication hereunder shall be given to the following addresses:

Name: Carl Weatherley-White

Address: 135 Madison Avenue, 5th Floor, New York NY 10016

Phone: 646.573.0630

Email: carl.weatherley-white@vivopower.com

Copy to:

Name: Nicholas Olmsted (legal counsel to VivoPower)

Phone: 415.730.7705

Email: nicholas.olmsted@vivopower.com

If the foregoing properly states our arrangements, please indicate your acceptance and agreement by signing in the space provided below.

Very truly yours,

VIVOPOWER INTERNATIONAL PLC

By:

Carl Weatherley-White

Accepted and agreed:	September 27, 2018

PUGLISI & ASSOCIATES

By:
Donald J. Puglisi

Date: 9/27 , 2018